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                                                                   EXHIBIT 10.20

                                                                  EXECUTION COPY

                         CAPACITY RIGHT OF USE AGREEMENT

THIS AGREEMENT, dated as of the ______ day of _______________ 1999, is among FLAG ATLANTIC LIMITED, a company organised under the laws of Bermuda and having its principal office at The Emporium Building, 69 Front Street, 4th Floor, Hamilton, Bermuda, FLAG ATLANTIC USA LIMITED, a company organised under the laws of Delaware, USA and having its principal office at 570 Lexington Avenue, 38th Floor, New York, NY 10022, USA, (FLAG ATLANTIC LIMITED AND FLAG ATLANTIC USA LIMITED being hereinafter jointly and severally referred to as "FA-1") PSINETWORKS COMPANY, a corporation organised under the laws of Delaware, USA and having its principal office at 510 Huntmar Park Drive, Herndon, VA 20170 USA, PSINET TELECOM LIMITED, a company organised under the laws of England and having its principal office at Brookmount Court, Unit A&B, Kirkwood Road, Cambridge CB4 2QH, UK and PSINETWORKS SARL, a company organised under the laws of Switzerland and having its principal office at Rue Fritz - Coorrisier 103, 2300 La Chaux - de - Fonds, Switzerland (PSINETWORKS COMPANY, PSINET TELECOM LIMITED and PSINETWORKS SARL being hereinafter jointly and severally referred to as "Purchaser").

                                   WITNESSETH:

WHEREAS, except as set out below, FLAG Atlantic Limited is constructing and will directly and/or indirectly own, operate and maintain a fiberoptic cable system to be known as FLAG Atlantic-1 (the "System") consisting of a subsea element (the "Subsea Element") and two backhaul elements (the "Backhaul Elements"), the System, Subsea Element and Backhaul Elements being more fully described in
Schedule 1; and

WHEREAS, FLAG Atlantic USA Limited is constructing and will own all that part of the System that is within the territory (including the territorial waters) of the United States of America; and

WHEREAS, the System is currently scheduled to go into service in stages with the initial stage, as more particularly described in Schedule 1, ("Initial Stage") currently scheduled to go into service on or about 31 March 2001 ("Scheduled Initial RFS Date") and the final stage, as more particularly described in
Schedule 1 ("Final Stage"), currently scheduled to go into service on or about 30 June 2001 ("Scheduled Final RFS Date"); and

WHEREAS, Purchaser desires to acquire from FA-1, and FA-1 is willing to provide to Purchaser the Rights (as defined below); and

WHEREAS, Purchaser has already made a payment to FA-1 of *** million of the Purchase Price (as defined below); and


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WHEREAS, FA-1 and Purchaser (the "Parties") desire to define the terms and conditions under which the Rights will be acquired by Purchaser.

NOW, THEREFORE, the Parties hereby agree as follows:

1.     PURCHASE OF RIGHTS

1.1 Purchaser agrees to acquire, and FA-1 agrees to grant to Purchaser, for *** (the "Purchase Price"), subject to the terms and conditions of this
       Agreement: (i) an indefeasible and exclusive right of use ("IRU") in the derivable capacity from one fibre pair (the "Capacity") on each Link (as such term is described in Schedule 1) of the Subsea Element; (ii) the exclusive right to use one dedicated fibre pair (the "Terrestrial Fibre Pair") on each Link of the Backhaul Elements; and (iii) all such other rights as are set out in Schedule 2 (together the "Rights").

1.2 FA-1 shall notify Purchaser of the actual date upon which the Initial Stage of the System is able to carry commercial traffic ("Initial RFS Date") and the actual date upon which the Final Stage of the System is able to carry commercial traffic ("Final RFS Date").

1.3 Subject to Purchaser complying with clause 2.1, the Rights shall pass to and vest in Purchaser as follows:

       1.3.1 in the Capacity, from the Initial RFS Date (or, if later, the date of payment by Purchaser of the penultimate instalment of the Purchase Price in accordance with Schedule 3) for the Initial Stage and from the Final RFS Date (or, if later, the date of payment by Purchaser of the final instalment of the Purchase Price in accordance with Schedule 3) for the Final Stage;

       1.3.2 in the Terrestrial Fibre Pair and in each Facility (as such term is described in Schedule 2), from the date that the Terrestrial Fibre Pair is made available to FA-1 or the relevant Landing Station, Terminal Point or amplifier/regenerator site is made available to FA-1 for the installation of its equipment (in each case being at least 60 days prior to the Initial RFS Date) but not for commercial use until the Initial RFS Date (or, if later, the date of payment by Purchaser of the penultimate instalment of the Purchase Price in accordance with Schedule 3);

       1.3.3 the Rights shall subsist until the System is decommissioned in accordance with clause 7.

1.4 Within *** days after the Initial RFS Date, or, if later, within *** days after payment by Purchaser of the penultimate instalment of the Purchase Price in accordance with Schedule 3, FA-1 will activate the initial bandwidth of the Capacity (40 gigabits per second, consisting of four wavelengths of ten gigabits per second per wavelength) in each of Links 2, 5, and 6 in accordance with the terms of this Agreement.



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1.5    Within ten days after the Final RFS Date, or, if later, within ten days after payment by Purchaser of the final instalment of the Purchase Price in accordance with Schedule 3, FA-1 will activate the initial bandwidth of the Capacity (40 gigabits per second, consisting of four wavelengths of ten gigabits per second per wavelength) in Link 9 in accordance with the terms of this Agreement.

1.6 Purchaser shall have no legal ownership or other rights in the System itself (including its physical assets), in any proceeds from the disposition of the System or in any other capacity therein, except as specifically provided herein.

2.     PAYMENTS

2.1 Having already paid to FA-1 *** of the Purchase Price for the Rights to be acquired pursuant hereto, Purchaser shall pay the remaining *** of the Purchase Price pursuant to the payment schedule set out in Schedule 3 ("Payment Schedule").

2.2 Purchaser shall pay to FA-1 such amounts for the operation and maintenance of the System as are set forth in, or determined pursuant to,
       Schedule 5 ("O&M Payments").

2.3 FA-1 shall render to Purchaser invoices for amounts payable pursuant to this Agreement. Invoices for the Purchase Price shall be rendered in accordance with clause 2.1. Invoices for O&M Payments shall be rendered pursuant to Schedule 5. All invoices shall be due and payable within 30 days after delivery to Purchaser.

2.4 Any amount payable pursuant to this Agreement which is not paid when due shall accrue interest at the annual rate of *** above the U.S. Dollar LIBOR for one month as quoted in THE WALL STREET JOURNAL on the first business day of the month in which the payment is due. All such default interest shall accrue from the day following the date payment of the relevant amount was due until it is paid in full and shall accrue both before and after judgement. Such interest shall be payable on demand.

2.5 All amounts payable by Purchaser pursuant hereto shall be paid in full in U.S. dollars by wire transfer free and clear of all bank or transfer charges to such account(s) as FA-1 may by notice to Purchaser designate without reduction for any deduction or withholding for or on account of any tax, duty or other charge of whatever nature imposed by any taxing authority. If Purchaser is required by law to make any deduction or withholding from any payment hereunder, Purchaser shall pay such additional amount to FA-1 so that after such deduction or withholding the net amount received by FA-1 will be not less than the amount FA-1 would have received had such deduction or withholding not been required. Purchaser shall make the required deduction or withholding, shall pay the amount so deducted or withheld to the relevant governmental authority and shall promptly provide FA-1 with evidence of such payment. ***



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2.6    In the case of payments of the Purchase Price, until the Initial RFS Date there shall be such controls over the account(s) designated by FA-1 pursuant to clause 2.5 so as to ensure that payments of the Purchase
       Price may only be used to make timely payments required to be made by FA-1 in connection with the planning, design, construction and project management of the System. Any interest arising from amounts held in the account(s) shall accrue for the benefit of FA-1 ***.

2.7 Purchaser's obligation to pay the Purchase Price and other amounts shall not be subject to any rights of set-off, counterclaim, deduction, defense or other right which Purchaser may have against FA-1 or any other party.

3.     TAXES

3.1 Save as the context requires or as otherwise stated herein all references to payments made in this Agreement are references to such payments exclusive of all sales and use taxes, gross turnover taxes, value added taxes, or other similar turnover or sales based taxes, excise taxes, duties, fees, charges, levies, surcharges to recover the cost of universal service contributions, or similar liabilities (other than the general income taxes of FA-1) imposed by any authority, government or government agency in connection with or as a result of or in respect of the supply for which the payment is or is deemed to be consideration (collectively "taxes"). Where applicable such taxes shall be added to the invoice and shall be paid to FA-1 at the same time as the relevant invoice is settled in accordance with clause 2. In the event that Purchaser provides FA-1 with a duly authorised exemption certificate, exempting Purchaser from any such tax, FA-1 agrees to exempt Purchaser in accordance with the applicable tax law, effective on the date the exemption certificate is received by FA-1.

3.2 Purchaser shall be responsible for all rates and similar property based taxes appropriately assessed and arising directly or indirectly from Purchaser's interest in and exercise of the Rights.

4.     DEFAULT AND TERMINATION

4.1 In the event that Purchaser shall have failed to pay any amount payable by Purchaser pursuant hereto for more than *** days after its due date ***, then Purchaser shall not be entitled to activate any capacity within the Subsea Element or the Terrestrial Fibre Pair not theretofore activated or to effect any upgrade pursuant to clause 6 until Purchaser has paid in full all amounts overdue together with applicable default interest. If such failure continues for a further *** days, FA-1 shall be entitled to refrain from performing any services for Purchaser required by this Agreement and deny Purchaser the right of access to co-located spaces (except for the purposes of maintaining its then existing services to its customers) until Purchaser has paid in full all undisputed amounts overdue together with applicable default interest. ***



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4.2    If the defaulted payment is for any portion of the Purchase Price and such default continues for a further period of *** days after the initial *** days of delay referred to in clause 4.1, FA-1 may, in its discretion, either:

       4.2.1 require Purchaser forthwith to pay the unpaid balance of the Purchase Price; or

       4.2.2 terminate this Agreement and relieve Purchaser of its obligation to pay any portion of the Purchase Price which has not yet become due and its right to acquire the Rights pursuant hereto.

       Neither such termination of this Agreement nor the exercise by FA-1 of such remedy shall relieve Purchaser of its obligation to pay amounts already due hereunder plus default interest thereon.

4.3 Purchaser shall conduct all operations and use of the Capacity and the Terrestrial Fibre Pair in a manner which does not interrupt, impair or interfere with the operations of the System or the use thereof by FA-1 or any other purchaser or user of optical fibres or capacity in the System. If, after notification by FA-1, Purchaser does not take immediate corrective action to comply with its obligations under this clause 4.3, FA-1 may take reasonable action required to protect the System, including but not limited to the interruption of Purchaser's use of the Capacity or the Terrestrial Fibre Pair and installation of protective equipment. Purchaser shall, within 15 days of receipt of an invoice, reimburse FA-1 for its total reasonable direct costs properly incurred *** for any protective measures reasonably required by FA-1 to be installed on the System resulting from the use of the Capacity or the Terrestrial Fibre Pair in violation of this clause. In applying restrictions on use of the System by FA-1's customers FA-1 shall act in an equal and non-discriminatory manner.

4.4 Except as provided herein, Purchaser shall have no right to terminate or cancel this Agreement or its obligation to purchase the Rights. If the Initial RFS Date has not occurred within *** months after the Scheduled Initial RFS Date Purchaser may by two months written notice terminate its purchase of the Rights. Purchaser shall have no obligation to make any further payments of the Purchase Price under this Agreement following such termination and FA-1 shall within *** days of such termination refund to Purchaser any portion of the Purchase Price already paid by Purchaser to FA-1 which has not been used to make timely payments required to be made by FA-1 in connection with the planning, design, construction and project management of the System. In the event Purchaser has not exercised this right of termination, FA-1 may notify Purchaser of the revised expected Initial RFS Date. Purchaser shall have 30 days from receipt of this notice to notify FA-1 that it wishes to terminate its obligation to purchase the Rights or that it accepts the delay to the revised expected Initial RFS Date (and failure by Purchaser to provide a timely notice shall be deemed acceptance of the delay). If the Initial RFS Date does not occur by the revised expected Initial RFS Date the above procedure will be repeated until the earlier of the occurrence of the Initial RFS Date and Purchaser's termination of its obligation to purchase the Rights.

4.5 If Purchaser has exercised its right to terminate its obligation to purchase the Rights and the Initial



                                                                    Page 5 of 26
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       RFS Date actually occurs prior to the date *** months after the Scheduled
       Initial RFS Date, Purchaser shall be entitled within six months from the Initial RFS Date to notify FA-1 that it wishes to acquire capacity on the System in the amount of the Purchase Price theretofore paid by Purchaser and not refunded pursuant to clause 4.4, the amount of the capacity being determined on the basis of the unit cost for the initial bandwidth that Purchaser would have received under this Agreement but for such termination. In such case, this Agreement shall be amended by the Parties to reflect the different nature of the capacity being acquired and the different rights and obligations of the Parties as a consequence thereof.

4.6 If the Initial RFS Date has not occurred within *** months after the Scheduled Initial RFS Date, Purchaser may by 30 days notice terminate this Agreement ***.

4.7 The foregoing shall be the limit of Purchaser's rights for delays to the Initial RFS Date.

4.8    ***

5.     OPERATION AND MAINTENANCE

5.1 FA-1 shall be responsible for the operation and maintenance of the System including arranging for the repair of the System in the event of any fault. Purchaser's responsibility with regard to operation and maintenance of the System shall be to make the O&M Payments as and when they become due pursuant to this Agreement and to notify FA-1 of each fault related to the Terrestrial Fibre Pair/Capacity on becoming aware of the same, locate the site of such fault, and in relation to the Terrestrial Fibre Pair to shut down Purchaser's lasers within two hours of receipt of instructions to enable FA-1 to safely repair the fault. If Purchaser fails to shut down its lasers within the required time period, FA-1 shall be entitled to remove the lasers from the Terrestrial Fibre Pair in order to safely repair the Terrestrial Fibre Pair or the System provided that FA-1 takes reasonable care in so doing.

5.2        ***

5.3 FA-1 shall promulgate procedures for the maintenance, use and operation of the System according to standards generally accepted in the telecommunications cable industry and shall provide Purchaser with a copy thereof (in draft form at least 60 days prior to the Initial RFS Date). FA-1 may from time to time amend such procedures and shall provide Purchaser with a copy of each amendment prior to its effectiveness.

5.4        ***

5.5 Following the Initial RFS Date, FA-1 shall solicit views from representative samplings of its customers on operation and maintenance of the System through such means as FA-1 considers appropriate. Purchaser may, of course, provide its views on an unsolicited basis. If Purchaser believes the manner in which FA-1 is operating and maintaining the System constitutes a breach



                                                                    Page 6 of 26
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       of this Agreement, Purchaser shall notify FA-1 and the Parties shall promptly meet to discuss Purchaser's concerns. If Purchaser is not satisfied with the outcome of such meeting or, notwithstanding the outcome, Purchaser believes that the manner in which FA-1 is operating and maintaining the System after the meeting constitutes a breach of this Agreement, Purchaser shall be entitled to require a meeting among FA-1, Purchaser and other users of the System, at which meeting Purchaser may voice its concerns. The Parties will in good faith consider implementation of the recommendations emanating from such meeting.

5.6 For ease of contract performance, each Party shall designate a single point of contact who shall manage and be responsible for such Party's performance of its obligations under this Agreement. Such persons shall be referred to as Project Managers. Each Party agrees that its Project Manager's performance of his or her respective responsibilities under this Agreement is integral to the overall performance of such Party's obligations to the other. To the extent that a Project Manager of a Party is not performing his or her obligations, the other Party may request a new Project Manager be assigned to assume the prior Project Manager's obligations, and any such request shall not be unreasonably denied.

6.     SYSTEM ENHANCEMENTS AND UPGRADES

6.1 FA-1 reserves the right to upgrade the amount of the capacity of the System and to make any enhancements to the System from time to time.

6.2 FA-1 will notify Purchaser of any planned upgrade of, or enhancement to, the System. Such notice shall set forth the costs of such upgrade or enhancement, based on its pricing agreement with or proposal from its suppliers. If Purchaser wishes to participate in such upgrade or enhancement for the purposes of upgrading or enhancing the Capacity it shall notify FA-1 within 30 days of receiving notice from FA-1. If Purchaser agrees to participate in the upgrade or enhancement, the upgrade or enhancement will then be treated as FA-1 project managing the upgrade or enhancement, pursuant to clause 6.4. If Purchaser elects not to participate or fails to timely respond to the notice, FA-1 shall be entitled to proceed with the upgrade or enhancement without participation by Purchaser.

6.3 Purchaser shall be entitled at its own cost at any time to upgrade the Capacity and/or the Terrestrial Fibre Pair provided that such upgrades are carried out in consultation with FA-1 and at a time mutually agreed by the Parties (which agreement will not be unreasonably withheld or delayed). Purchaser shall pay to FA-1 a fee equal to the direct costs incurred by FA-1 in connection with such upgrade (unless FA-1 is project managing the upgrade pursuant to clause 6.4). Purchaser shall be liable for any damage to any part of the System directly involved with any such upgrade and Purchaser shall be liable for any damage to or interruption of any other part of the System resulting in this case from the gross negligence or wilful misconduct of Purchaser (or any person acting on behalf of Purchaser) in connection with any such upgrade, except in either case where such damage or interruption results from Purchaser following FA-1's instructions. ***



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6.4    Purchaser may at any time request FA-1 to project manage any upgrade of the Capacity provided that each upgrade shall be a minimum of 40 gigabits per second on each Link being upgraded. Upon FA-1 receiving such request FA-1 will, within 60 days, subject to receiving from Purchaser the information required, submit to Purchaser a proposal for the upgrade ("Proposal"). The Proposal will identify third party costs and a completion timeline for the upgrade. Purchaser will notify FA-1 within 30 days of receiving the Proposal as to whether it accepts or rejects the Proposal. ***

6.5 All amplifiers, SLTEs, LTEs and transponders added as a part of any upgrade by, or on behalf of, Purchaser in connection with the Subsea Element shall be owned by FA-1. Purchaser shall transfer to FA-1 title to upgraded equipment in consideration of FA-1 maintaining the upgraded equipment and spares.

7.     SYSTEM DECOMMISSIONING

       The System shall be decommissioned at such time, no earlier than 15 years and no later than 25 years from the Initial RFS Date, as either FA-1 or the holders of three quarters of the then activated capacity on the System determine that the System is technically obsolete or has reached the end of its useful economic life. There shall be no compensation payable to Purchaser whether Purchaser voted for or against decommissioning. This provision is without prejudice to the rights of FA-1 to decommission the System without any liability to Purchaser whatsoever, in the event of a catastrophic failure of all or a portion of the System, whether caused by natural hazard or major technical fault, which makes it impossible to maintain the business efficacy of the System, or if any governmental, municipal, institutional, or commercial authority, license, permission authorisation, right, or concession necessary for the business efficacy of the System is not granted, subject to prohibitive conditions or is terminated with no reasonable prospect of retrieval within a period of 12 months following the date of termination.
       ***

8.     REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 PSINetworks Company, PSINet Telecom Limited and PSINetwork SARL each represents, warrants and covenants to FA-1 as follows:

       8.1.1 It is duly established and in good standing under the laws of the jurisdiction of its corporation and has full power and authority to enter into this Agreement.

       8.1.2 This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

       8.1.3 It will use commercially reasonable efforts to obtain all necessary consents, licenses, permits and other approvals, both governmental and private, as may be necessary to permit Purchaser to perform its obligations under this Agreement and to acquire and use the Rights.

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       8.1.4  It shall perform its obligations under this Agreement and use the
              Rights in a manner consistent with applicable law, and shall not use, or permit the Rights to be used, for any illegal purpose or in any other unlawful manner.

8.2 FLAG Atlantic Limited and FLAG Atlantic USA Limited each represents, warrants and covenants to Purchaser as follows:

       8.2.1 It is duly established and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to enter into this Agreement.

       8.2.2 This Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

       8.2.3 It shall use commercially reasonable efforts to obtain all necessary consents, licenses, permits and other approvals, both governmental and private, as may be necessary to permit FA-1 to perform its obligations under this Agreement and to complete the construction of the System.

       8.2.4 It shall perform its obligations under this Agreement in a manner consistent with applicable law.

8.3 Except as provided above, FA-1 disclaims, and Purchaser waives, all representations and warranties regarding the System and the Rights, including any warranty of merchantability or fitness for a particular use, and in particular, without limiting the foregoing FA-1 does not warrant that the System or the Rights will be uninterrupted or error free or that the System or the Rights will meet Purchaser's requirements for the equipment to be deployed by Purchaser in connection with the System or the Rights or services to be offered by Purchaser utilising this equipment.

       9.     FORCE MAJEURE

       No failure or omission by any Party to carry out or observe any of the terms and conditions of this Agreement (other than any payment obligation) shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from an act of God, an act of any government or any other circumstance commonly known as "force majeure".

10.    CONFIDENTIALITY

10.1 Other than in connection with an assignment permitted under clause 12 or in connection with the enforcement of this Agreement or if disclosure is required by applicable law, neither FA-1 nor Purchaser shall disclose the terms of this Agreement to any third party without the prior written consent of the other Party. Without limiting the generality of the foregoing, neither FA-1 nor

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       Purchaser shall issue any press release or otherwise publicise the existence or the terms of this Agreement without the prior written consent of the other Party.

10.2 For purposes of this clause 10.2 and clauses 10.3, 10.4 and 10.5, Confidential Information shall include all information, of any nature, provided by one Party to the other in connection with this Agreement except for that information which the originating Party has expressly identified as being non-confidential. The receiving Party shall keep in confidence all Confidential Information and will not disclose such information to any third party other than in accordance with this Agreement. The receiving Party shall use no lesser degree of care than would apply to its own confidential information.

10.3 The provisions of clause 10.2 do not apply to any Confidential Information which:

       10.3.1 enters into the public domain other than by reason of a breach of this Agreement;

       10.3.2 is known to the Party to which it is disclosed at the time of its disclosure, other than as a result of a breach of any other covenant of confidentiality;

       10.3.3 is independently generated, developed or discovered at any time by or for the Party to which it is disclosed;

       10.3.4 is necessary for the purposes of permitting a Party to (1) perform its obligations under this Agreement provided that any third party which receives Confidential Information pursuant to this provision has agreed to be bound by the restrictions contained in this section in the same manner as if it were a party to this Agreement, or (2) enforce its rights under this Agreement;

       10.3.5 is required to be disclosed by law, regulation or stock exchange rules.

10.4 Confidential Information shall only be used for the purposes for which it was disclosed.

10.5 The obligations of confidentiality in this clause 10 shall continue for five years following the termination of this Agreement. 10.6 FA-1 shall ensure that the entities entitled to receive copies of notices pursuant to clause 17 shall abide by clauses 10.1 to 10.5.

11.    NO LICENCE

11.1 Nothing in this Agreement shall or shall be deemed to give rise to any right of Purchaser to use any FA-1 Intellectual Property, provided that Purchaser may require a license of FA-1 Intellectual Property in connection with an acquisition pursuant to clause 7.

11.2 For the purposes of this clause "Intellectual Property" means any and all patents, trade marks, rights in designs, copyrights, and topography rights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all

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       other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world, and "FA-1 Intellectual Property" means Intellectual Property owned by or licensed to FA-1 together with the goodwill relating thereto.

12.    ASSIGNMENT

12.1 This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that, except for the assignment of FA-1's rights (but not its obligations) under this Agreement to one or more financial institutions and/or export credit agencies as collateral security for financing provided to FA-1 or in connection with a sale of receivables by FA-1 and the assignment by such financial institutions (and their assignees) of the rights and obligations under this Agreement to any other persons following exercise of any rights or remedies on such collateral security, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned or transferred by any of the Parties hereto without the prior written consent of the other Parties, and any attempted assignment or transfer in violation of this clause shall be void. However, Purchaser may assign this agreement to any subsidiary or affiliate without prior written consent of FA-1 and in the event there is a merger or transfer of control of substantially all the assets of Purchaser, no prior approval of assignment of this Agreement is required.

12.2 Notwithstanding clause 12.1, FLAG Atlantic Limited and FLAG Atlantic USA Limited may allocate their rights and obligations under this Agreement between themselves and their affiliates.

12.3 FLAG Atlantic Limited and FLAG Atlantic USA Limited may use subcontractors or agents to fulfil their obligations hereunder.

13.    ENTIRE AGREEMENT

       This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them relating to the subject matter hereof, save as expressly set out in this Agreement.

14.    VARIATION

       No variation or amendment to this Agreement shall be effective unless in writing signed by authorised representatives of each of the Parties.

15.    WAIVER

15.1 Failure by a Party at any time to enforce any of the provisions of this Agreement shall neither be construed as a waiver of any rights or remedies hereunder nor in any way affect the validity of this

       Agreement or any part of it and no waiver of a breach of this Agreement shall constitute a waiver of any subsequent breach.

15.2 Termination of this Agreement shall not operate as a waiver of any breach by a Party of any of the provisions hereof and shall be without prejudice to any rights or remedies of a Party which may arise as a consequence of such breach or which may have accrued hereunder up to the date of such termination.

15.3 No waiver of a breach of this Agreement shall be effective unless given in writing.

16.    INVALIDITY

16.1 Subject to clause 16.2 below if any provision of this Agreement is or becomes (whether pursuant to any judgement or otherwise) invalid, illegal or unenforceable in any respect under the law of any applicable jurisdiction:

       16.1.1 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

       16.1.2 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.

16.2 The Parties acknowledge that the consideration for the Rights set out in clause 2 was agreed upon taking into account clauses 4, 7, 8, and 18 and in the event any of these clauses is or becomes (whether pursuant to any judgement or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the Parties agree to renegotiate in good faith the amounts payable by Purchaser under clause 2.

17.    NOTICE

17.1 Any notice, request, demand or other communication required or permitted hereunder shall be sufficiently given if in writing in English and delivered by hand or sent by prepaid registered or certified mail (airmail if international), by facsimile or by prepaid international courier service of international reputation addressed to the appropriate Party at the following address or to such address as such Party may from time to time designate:

       If to Purchaser:

       510 Huntmar Park Drive
       Herndon, VA 20170
       USA

       Attention:  VP Capacity Planning
       With a copy to : General Counsel
       Tel:  +1-703-904-4100
       Fax:  +1-703-904-4200

       If to FA-1:

       FLAG Atlantic Limited
       The Emporium Building
       69 Front Street
       4th Floor
       Hamilton HM 12
       Bermuda

       Attention: FLAG Atlantic-1
       Tel:  +1-441-296-0909
       Fax: +1-441-296-0938

       With a copy to the following entity for so long as it is affiliated with FA-1:

       FLAG Telecom Limited
       103 Mount Street - 3rd Floor
       London  W1Y  5HE
       U.K.

       Attention:  General Counsel
       Tel:  +44-207-317-0800
       Fax: +44-207-317-0808

       With a copy to the following entity for so long as it is affiliated with FA-1:

       GTS Carrier Services
       Terhulpsesteenweg 6A
       1560 Hoeilaart
       Belgium

       Attention:  General Counsel
       Tel:  +322-658-5200
       Fax: +322-658-5100

17.2 The Parties acknowledges that all communications in connection with this Agreement shall be between PSINetworks Company and FLAG Atlantic Limited. For this purpose, FLAG Atlantic USA Limited hereby appoints FLAG Atlantic Limited as its agent, and PSINet Telecom Limited and PSINetworks SARL each appoints PSINetworks Company as its agent, to receive and send all communications in connection with this Agreement.

17.3 Any notice, request, demand or other communication given or made pursuant to this clause shall be deemed to have been received (i) in the case of hand delivery or courier, on the date of receipt as evidenced by a receipt of delivery from the recipient, (ii) in the case of mail delivery, on the date which is seven days after the mailing thereof and
       (iii) in the case of transmission by facsimile, on the date of transmission with confirmed answer back. Each such communication sent by facsimile shall be promptly confirmed by notice in writing hand-delivered or sent by courier, mail or air mail as provided herein, but failure to send such a confirmation shall not affect the validity of such communication.

18.    LIABILITY

18.1 Except to the extent stated in clauses 2.6, 4.4, 4.6 and 4.8 and Schedule 5 , FA-1 shall not be liable to Purchaser for any loss or damage sustained by reason of any delay in completion, failure or breakdown of the facilities constituting the System or any interruption of service, regardless of the cause of such delay in completion, failure or breakdown, and regardless of how long it shall last.

18.2 Notwithstanding any other provision in this Agreement to the contrary, neither Party shall be liable to the other Party for any indirect, special, punitive or consequential damages (including, but not limited to, any loss of profit or business or claim from any customer for loss of services) arising out of this Agreement or from any breach of any of the terms and conditions of this Agreement.

18.3 Any financier of the System, at its election, shall have a right to cure any breach by FLAG Atlantic Limited (or, if applicable, an affiliate thereof) under this Agreement, provided however, that such financier shall not assume any liabilities of FLAG Atlantic Limited under this Agreement.

18.4 Neither Party shall be liable to the other Party hereunder for occurrences caused by the failure of the other Party or any of its affiliates to duly perform its obligations hereunder or under any agreement relating to any Facility.

18.5   ***

19.    COUNTERPARTS

       This Agreement may be executed in counterparts. Any single counterpart or set of counterparts signed, in either case, by all the Parties hereto shall constitute a full and original agreement for all purposes.

20.    WAIVER OF IMMUNITY

       The Parties acknowledge that this Agreement is commercial in nature, and the Parties expressly and irrevocably waive any claim or right which they may have to immunity (whether sovereign immunity or otherwise) for themselves or with respect to any of their assets in connection with an arbitration, arbitral award or other proceedings to enforce this Agreement, including, without limitation, immunity from service of process, immunity of any of their assets from pre- or post-judgement attachment or execution and immunity from the jurisdiction of any court or arbitral tribunal.

21.    GOVERNING LAW

       This Agreement shall be construed in accordance with New York law, without regard to the law of New York governing conflicts of law.

22.    ***

       ***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

FLAG ATLANTIC LIMITED

       /s/ Samih Kawar
BY ________________________
Name:  Smaih Kawar
Title: Director

FLAG ATLANTIC USA LIMITED

    /s/ Gerard Caccappolo
BY ________________________
Name:  Gerard Caccappolo
Title: Authorised Signatory

PSINETWORKS COMPANY

     /s/ Name of Signatory
BY ________________________
Name:
Title:

PSINET TELECOM LIMITED

    /s/ Name of Signatory
BY ________________________
Name:
Title:

PSINETWORKS SARL

    /s/ Name of Signatory
BY ________________________
Name:
Title: